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
                      ---------------------------------
                                                            - N E W S  R E L E A S E -
   - T H E -          For - First BancTrust Corporation     The Investor Relations Company serves as investor relations counsel
 I N V E S TO R             206 S. Central Avenue           to this company, is acting on the company's behalf in issuing this
R E L A T I O N S           Paris, IL 61944                 news release and receiving compensation therefor. The information
- C O M P A N Y -           (217) 465-6381                  contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities
For further information: ---------------------------------------------------------------------------------------------------------

At First BancTrust:                             At The Investor Relations Company:      EXHIBIT 99.1
Terry J. Howard                                 Brien Gately or
President and Chief Executive Officer           Mike Arneth
(217) 465-0260                                  (847) 296-4200
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FOR IMMEDIATE RELEASE

                FIRST BANCTRUST CORPORATION REPORTS 2004 RESULTS

                -       NET LOANS INCREASE OVER 10% TO $117.4 MILLION
                -       NEW SAVOY LOCATION EXCEEDS PROJECTIONS

PARIS, ILLINOIS, FEBRUARY 10, 2005 - First BancTrust Corporation (Nasdaq: FBTC) today reported fiscal 2004 net income of $1.2 million, or 51 cents per share on 2,418,944 shares outstanding on a fully diluted basis, compared with net income of $1.9 million, or 81 cents per share on 2,412,220 weighted average shares outstanding on a fully diluted basis a year earlier. For the fourth quarter ended December 31, 2004, the company posted net income of $379,000, or 16 cents per diluted share. This compares with net income of $442,000, or 19 cents per diluted share in the fourth quarter a year ago. All share data has been adjusted to reflect the 2-for-1 stock split that became effective May 21, 2004.

"We faced changing business conditions in 2004, as the rush of mortgage refinancings that buoyed our results the prior year slowed significantly," said Terry J. Howard, First BancTrust president and chief executive officer. "Additionally, short term interest rates, which govern our cost of funds, rose faster than long term rates, the basis for the rates we charge on most loans. As a result, we experienced a lower-than-normal interest margin for a significant portion of the year. These factors were partially offset by a decline in the provision for loan losses to $515,000 from $728,000 in the prior year. This decline reflects the improved credit quality of our loan portfolio."

Howard noted that First BancTrust maintained its strategic course and made a number of investments in its future that increased expenses for the year. This included significant costs relative to FBTC's new Savoy, Illinois location. "Although these expenses had an adverse effect on our results in 2004, we believe they will help us generate growth over the long term," he said.

Total assets increased by $4.7 million to $230.9 million at December 31, 2004 from $226.2 million at the same time a year earlier.

NET INTEREST INCOME

Net interest income for 2004 was $7.4 million compared with $7.3 million in 2003. Net interest income in the fourth quarter of 2004 was $2.0 million vs. $1.9 million in the fourth quarter of 2003. "The modest increase reflects growth in our loan portfolio during the year while our investment portfolio declined. We were also able to obtain FHLB advances at historically low interest rates to


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provide additional funds for the growth in our loan portfolio and offset planned runoff in brokered CD's," Howard noted.

NONINTEREST INCOME

Noninterest income declined to $3.5 million in 2004 from $3.8 million a year earlier. The decline was due primarily to lower net gains on sales of loans, other service charges and fees and abstract and title fees related to the decline in mortgage refinancing. These declines were offset in part by increases in customer service fees, which rose by 15% over the prior year, and an increase in brokerage fees.

NONINTEREST EXPENSE

Noninterest expense increased by $1.1 million to $8.6 million, due in large part to costs associated with the startup of the new Savoy location. Marketing expense increased as well, primarily related to the opening of Savoy. The company again recorded a recovery on the charge for the impairment of loan servicing rights. However in 2004 the amount of the recovery was $242,000, down from $416,000 in 2003. The amount of the recovery is recorded as a reduction to noninterest expense. Legal and other professional fees also increased.

INVESTMENTS BEGIN TO YIELD RESULTS

"We made a number of investments last year, principally to grow our retail banking operations," Howard noted. "Those investments have already begun to show results. The new First Bank & Trust Savoy location grew deposits substantially. By year end, Savoy had deposits of $13 million, well above our goal of $ 7 million. Because of its location in the fast-growing Champaign-Urbana area, Savoy has been a catalyst in the growth of our commercial lending operation. Our strategic alliance with First Advisor Financial Group has met our expectations as it ramps up activity. Reflecting that performance, trust assets grew to nearly $115 million from just under $11 million at the end of 2003. It is providing us with an additional revenue stream. Although they are based in Savoy, the investment products First Advisors offer are being made available at all our customer service locations," Howard added.

LOOKING FORWARD

Howard said he believes First BancTrust is positioning well to resume growth. "We will remain focused on growing our core loan portfolio and deposits. The commercial loan component of our portfolio should increase as our Savoy operation matures. Noninterest income should also expand as new products, including those initially introduced at Savoy are rolled out to all our customers. We expect products and services like Health Savings Accounts, Safety Net Checking and the increasing use of debit cards to contribute further in 2005 and beyond. We are continually exploring the potential for growth through new locations with particular attention to additional locations in Champaign County, along the I-57 corridor and possibly into that part of Indiana west of the metro Indianapolis area. On the expense side, we are continuing to aggressively seek ways to reduce our operating expenses.

"First BancTrust is also well-positioned to pursue acquisition opportunities but we will only do so if an acquisition adds value for both our business and our shareholders. We expect 2005 to be a year in which we will continue to position ourselves to be the bank of choice in all our markets and to provide increased value to our shareholders," Howard stated.


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ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall and Savoy, Illinois.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                              ... TABLES FOLLOW ...


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                           FIRST BANCTRUST CORPORATION
                         SELECTED FINANCIAL INFORMATION
                   (in thousands of dollars except share data)

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
----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA                                                                           DEC. 31,       DEC. 31,
                                                                                              2004            2003
                                                                                           (unaudited)     (audited)
                                                                                           -----------    ------------

Total Assets                                                                                $ 230,924      $  226,194

Cash And Cash Equivalents                                                                      9,113          10,294

Investment Securities                                                                         88,723          93,742

FHLB Stock                                                                                     4,256           4,006

Loans Held For Sale                                                                              138             453
Loans, Net Of Allowance For
 Loan Losses Of $2,300 And $2,124                                                            117,448         106,411

Deposits                                                                                     159,471         163,028

Federal Home Loan Bank advances                                                               40,500          35,500

Total Stockholders' Equity                                                                    27,547          26,391


Book Value Per Common Share                                                                 $  11.04      $    10.56


----------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS                                     3 MONTHS ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                                              2004            2003           2004             2003
                                                          -------------   ------------    -----------     ------------
                                                           (unaudited)    (unaudited)     (unaudited)      (audited)
  Interest Income                                         $    3,126      $    3,019      $   11,774      $   11,899

  Interest Expense                                             1,128           1,153           4,397           4,621


  Net Interest Income                                          1,998           1,866           7,377           7,278


  Provision For Loan Losses                                      127             244             515             728


  Net Interest Income After Provision for Loan Losses          1,871           1,622           6,862           6,550

  Noninterest Income                                             847             774           3,469           3,819

  Noninterest Expense                                          2,249           1,823           8,564           7,488


  Income Before Income Tax                                       469             573           1,767           2,881

  Income Tax Expense                                              90             131             539             932


  Net Income                                              $      379      $      442      $    1,228      $    1,949

SHARE DATA

  Weighted Avg. Shares Out. - Basic                        2,278,608       2,237,082       2,264,866       2,288,610

  Weighted Avg. Shares Out. - Diluted                      2,422,747       2,326,316       2,418,944       2,412,220


  Basic Earnings Per Share                                $     0.16      $     0.20      $      .54      $     0.85

  Diluted Earnings Per Share                              $     0.16      $     0.19      $      .51      $     0.81

RATIOS BASED ON NET INCOME

  Return on Average

    Stockholders' Equity                                        5.53%           8.14%           4.55%           4.77%
    Return On Average Assets                                     .67%            .80%            .54%            .64%
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